Exhibit 10.1

EXECUTION VERSION

CONFIDENTIAL

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

November 8, 2021

by and among

TPI COMPOSITES, INC.,

OAKTREE POWER OPPORTUNITIES FUND V (DELAWARE) HOLDINGS, L.P.,

OPPS TPIC HOLDINGS, LLC,

and

OAKTREE PHOENIX INVESTMENT FUND, L.P.

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3. Representations and Warranties of the Purchasers	22

3.1 Authorization	22
3.2 Purchase Entirely for Own Account	22
3.3 Disclosure of Information	23
3.4 Restricted Securities	23
3.5 Legends	24
3.6 Accredited Investor	24
3.7 Sufficient Funds	24
3.8 No Additional Representations	24

4. Covenants	25

4.1 Maintenance of Existence	25
4.2 Compliance With Provisions	25
4.3 Interim Operations	25
4.4 Taxes	25
4.5 Notifications	25
4.6 Credit Agreement Payoff	25
4.7 Additional Investment	26
4.8 Regulatory Filings	26
4.9 Information and Access	27
4.10 Company Draw Right	28
4.11 No Alternative Financing	29

5. Conditions to the Obligations of the Parties	29

5.1 Conditions to the Obligations of the Purchasers	29
5.2 Conditions to the Obligations of the Company	30

6. Indemnification	31

6.1 Indemnity by the Company	31
6.2 Indemnity by the Purchasers	31
6.3 Expiration of Representations and Warranties; Exclusive Remedy	31
6.4 Limitations on Liability	32
6.5 Third-Party Claims	32
6.6 Direct Claims	33
6.7 Tax Characterization	34

7. Termination	34

7.1 Termination	34
7.2 Effect of Termination	35

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8. Miscellaneous	35

8.1 Successors and Assigns	35
8.2 Governing Law	35
8.3 Counterparts	36
8.4 Titles and Subtitles	36
8.5 Notices	36
8.6 No Finder’s Fees	36
8.7 Further Assurances	36
8.8 Transaction Expenses	37
8.9 Amendments and Waivers	37
8.10 Severability	37
8.11 Delays or Omissions	37
8.12 Entire Agreement	37
8.13 Dispute Resolution	38
8.14 WAIVER OF JURY TRIAL	38

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TPI COMPOSITES, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of November 8, 2021, by and among TPI Composites, Inc., a Delaware corporation (the “Company”), and Oaktree Power Opportunities Fund V (Delaware) Holdings, L.P., a Delaware limited partnership, Opps TPIC Holdings, LLC, a Delaware limited liability company, and Oaktree Phoenix Investment Fund, L.P., a Delaware limited partnership, (each a “Purchaser” and collectively, the “Purchasers”).

The parties hereby agree as follows:

1. Purchase and Sale of Preferred Stock.

1.1 Sale and Issuance of Series A Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Certificate of Designations in the form of Exhibit A attached to this Agreement (the “Certificate of Designations”).

(b) On the terms and subject to the conditions of this Agreement, each Purchaser, severally and not jointly, agrees to purchase at the Closing and the Company agrees to sell and issue to each such Purchaser at the Closing the number of shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), set forth opposite such Purchaser’s name in Exhibit B hereto with an initial purchase price of $1,000.00 per share (the “Purchase Price”) for an aggregate purchase price of $350,000,000.00 (the “Aggregate Purchase Price”). The shares of Series A Preferred Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2 Closing; Delivery. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, or at such other time and place as the Company and the Purchasers may agree in writing, on the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Section 5 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided that in no event shall the Closing occur prior to November 22, 2021, unless such limitation is waived by the Purchasers in writing. The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(a) At the Closing, the Company shall:

(i) duly file, or cause to be duly filed, the Certificate of Designations with the Secretary of State of the State of Delaware and deliver a certified copy of the Certificate of Designations that was duly filed with the Secretary of State of the State of Delaware to the Purchasers;

(ii) deliver or cause to be delivered to the Purchasers:

(1)

stock certificates, or such other evidence reasonably acceptable to the Purchasers, evidencing the ownership by the Purchasers of the applicable number of shares of Series A Preferred Stock as contemplated by this Agreement;

(2)	a certificate of good standing of the Company as of a date no earlier than two (2) Business Days prior to the Closing Date;

(3)	the certificate contemplated by Section 5.1(f); and

(4)	counterparts to the warrant certificate representing the Warrants issued to the Purchasers;

(iii) counterparts to the Transaction Agreements, duly executed by the Company and the Purchasers;

(iv) copies of the resolutions or written consents duly adopted by the Board of Directors and certified by the Company’s secretary authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby;

(v) pay, or cause to be paid to the Purchasers (which may be set off against the Purchase Price, at the Purchasers’ option), any unpaid portion of the Transaction Expenses; and

(vi) deliver or cause to be delivered any other customary documents or certificates reasonably requested by the Purchasers which are reasonably necessary to give effect to the Closing;

(b) At the Closing, the Purchasers shall (i) severally and not jointly pay (or cause to be paid) to the Company the Purchase Price payable by each such Purchaser by wire transfer to a bank account designated by the Company prior to the date of this Agreement, (ii) deliver to the Company executed counterparts to the Investors Rights Agreement, and the Warrant, and (iii) deliver to the Company the certificate contemplated by Section 5.2(d).

1.3 Use of Proceeds. The Company shall use the proceeds from the sale of the Shares to pay the Credit Agreement Payoff Amount, with any remainder to be used for general corporate purposes.

1.4 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “409A Plan” has the meaning set forth in Section 2.2(f).

(b) “2020 Form 10-K” has the meaning set forth in Section 2.3.

(c) “Additional Equity” has the meaning set forth in Section 4.10(c).

(d) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund, private investment fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person; provided that neither the Purchasers nor any of their Affiliates shall be considered Affiliates of the Company for purposes of this definition.

(e) “Aggregate Draw Amount” has the meaning set forth in Section 4.10(a).

(f) “Agreement” has the meaning set forth in the Preamble.

(g) “Alternative Financing” means any debt or equity financing transaction involving the Company or any of its Affiliates, other than the investment by the Purchasers contemplated hereby.

(h) “Anti-Bribery Laws” has the meaning set forth in Section 2.28.

(i) “Board of Directors” means the Board of Directors of the Company.

(j) “Business Day” means any day, other than a Saturday, a Sunday, any other day on which commercial banks in New York, New York are authorized or required by law to be closed.

(k) “Bylaws” means the Second Amended and Restated By-laws of the Company.

(l) “Certificate of Designations” has the meaning set forth in Section 1.1(a).

(m) “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company and all amendments thereto, as the same may be amended from time to time.

(n) “Closing” has the meaning set forth in Section 1.2(a).

(o) “Closing Date” has the meaning set forth in Section 1.2.

(p) “Code” means the Internal Revenue Code of 1986, as amended.

(q) “Common Stock” has the meaning set forth in Section 2.2(a)(i).

(r) “Company” has the meaning set forth in the Preamble.

(s) “Company Covered Person” means, with respect to the Company as an “issuer” for purposed of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(t) “Company Draw Right” has the meaning set forth in Section 4.10(a).

(u) “Company Fundamental Representations” means the representations and warranties contained in Section 2.1 (Organization, Good Standing, Corporate Power and Qualification), Section 2.4 (Authorization), Section 2.5 (Valid Issuance of Shares), Section 2.11 (Certain Transactions) and Section 2.33 (Disclosure of Information).

(v) “Company Indemnitor” has the meaning set forth in Section 6.1.

(w) “Company Indemnitees” has the meaning set forth in Section 6.2.

(x) “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, trade names, indicia of origin, published and unpublished works of authorship, copyrights, rights in software, data, database rights, trade secrets, domain names, uniform resource locators, social media handles, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, goodwill, common law rights and moral rights associated therewith (collectively, “Intellectual Property Rights”), in each case that are owned by the Company or any of its Subsidiaries.

(y) “Company Plan” any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

(z) “Confidential Information Agreements” has the meaning set forth in Section 2.20.

(aa) “Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 25, 2021, by and between the Company and Oaktree Power Opportunities Fund V (Delaware) Holdings, L.P.

(bb) “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” have correlative meanings.

(cc) “Credit Agreement” means the Credit Agreement, dated as of April 6, 2018, by and among the Company, the Lenders party thereto, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, and Capital One, National Association, as amended through the date hereof.

(dd) “Credit Agreement Payoff Amount” has the meaning set forth in Section 4.6.

(ee) “Credit Agreement Payoff Letter” has the meaning set forth in Section 4.6.

(ff) “Current Stock Plan” has the meaning set forth in Section 2.2(b).

(gg) “Damages” has the meaning set forth in Section 6.1.

(hh) “Disclosure Schedule” has the meaning set forth in Section 2.

(ii) “Direct Claim” has the meaning set forth in Section 6.6.

(jj) “Disqualification Event” has the meaning set forth in Section 2.5(a).

(kk) “Draw Amount” has the meaning set forth in Section 4.10(b).

(ll) “Draw Closing” has the meaning set forth in Section 4.10(d).

(mm) “Draw Notice” has the meaning set forth in Section 4.10(b).

(nn) “Environmental Laws” has the meaning set forth in Section 2.24.

(oo) “ERISA” has the meaning set forth in the definition of “Company Plan”.

(pp) “ERISA Affiliate” has the meaning set forth in Section 2.18(f).

(qq) “Event” has the meaning set forth in the definition of “Material Adverse Effect”.

(rr) “Event of Noncompliance” has the meaning ascribed to such term in the Certificate of Designations.

(ss) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(tt) “Existing Investor Rights Agreement” means the Third Amended and Restated Investor Rights Agreement by and among the Registrant and the investors named therein, dated June 17, 2010, as amended through the date hereof.

(uu) “FCPA” has the meaning set forth in Section 2.28(a).

(vv) “Financial Statements” has the meaning set forth in Section 2.14.

(ww) “GAAP” has the meaning set forth in Section 2.14.

(xx) “Governmental Authority” means any domestic or foreign governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body, court or entity.

(yy) “Governmental Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

(zz) “Hazardous Substance” has the meaning set forth in Section 2.24.

(aaa) “HSR Act” has the meaning set forth in Section 4.8(a).

(bbb) “Indemnitor” has the meaning set forth in Section 6.2.

(ccc) “Indemnitee” has the meaning set forth in Section 6.2.

(ddd) “Intellectual Property Rights” has the meaning set forth in the definition of “Company Intellectual Property”.

(eee) “Investors Rights Agreement” means the agreement between the Company and the Purchasers dated as of the date of the Closing, in the form of Exhibit C attached to this Agreement.

(fff) “IT Systems” computer systems, servers, network equipment and other computer hardware owned or used by the Company or any of its Subsidiaries .

(ggg) “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

(hhh) “knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge after reasonable investigation of the President & CEO, Chief Information Officer, Chief Operating Officer, Chief Accounting Officer, Chief Commercial Officer, Chief People Officer, Chief Financial Officer, and General Counsel.

(iii) “Law” means any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, judgment, order, writ, injunction, ruling or decree of any Governmental Authority.

(jjj) “NASDAQ” has the meaning set forth in Section 2.14.

(kkk) “Material Adverse Effect” means any event, circumstance, effect, change, development, fact, condition or development (each an “Event” and collectively, “Events”) that, individually or taken together with one or more other Events, has or would be reasonably expected to have a material adverse effect on (x) the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company and its Subsidiaries, taken as a whole or (y) the Company’s ability to perform its obligations under this Agreement, the Certificate of Incorporation, or the Certificate of Designations, other than the following (none of which may be taken into account in determining whether a Material Adverse Effect has occurred other than as expressly provided below): (i) Events resulting from a general deterioration in the economy or changes in the general state of the markets or industries in which the Company and its Subsidiaries operate, (ii) Events generally affecting the economy or the debt, credit or securities markets (including any decline in the price of any security or any market index or any change in interest or exchange rates), in each case, in the United States or anywhere else in the world, (iii) any hostilities or declared or undeclared acts of war, sabotage, terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway as of the date hereof, or any acts of God, including hurricanes, earthquakes, floods or other national disaster, (iv) changes in applicable law or the interpretation thereof after the date hereof, (v) changes in GAAP or other accounting requirements or principles or the interpretation thereof after the date hereof, (vi) any failure of the Company or its Subsidiaries to meet or achieve the projections, forecasts or revenue or earning predictions for any period (provided, that this clause (vi) shall not prevent a determination that any Event underlying such failure has resulted in a Material Adverse Effect, to the extent such Event is not otherwise excluded from this definition of Material Adverse Effect), except, in the case of clauses (i) through (vi) above, to the extent such Event has had or is reasonably expected to have a disproportionately adverse effect on the Company and its Subsidiaries or their respective businesses as compared to other Persons operating in a similar industry or geographic location as those that the Company and its Subsidiaries and their respective businesses operate (in which case the incremental disproportionate impact or impacts of such Events may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

(lll) “PCBs” has the meaning set forth in Section 2.24.

(mmm) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(nnn) “Personal Information” has the meaning set forth in Section 2.25.

(ooo) “Preferred Stock” has the meaning set forth in Section 2.2(a)(ii).

(ppp) “Purchaser” has the meaning set forth in the Preamble.

(qqq) “Purchasers Indemnitees” has the meaning set forth in Section 6.1.

(rrr) “Purchasers Indemnitor” has the meaning set forth in Section 6.2.

(sss) “Purchase Price” has the meaning set forth in Section 1.1(b).

(ttt) “Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

(uuu) “Sanctions” has the meaning set forth in Section 2.28(c).

(vvv) “SEC” has the meaning set forth in Section 2.14.

(www) “SEC Documents” means all forms, reports, schedules and statements that have been filed or furnished by the Company with the SEC under the Exchange Act or the Securities Act in the twelve (12) months prior to the date of this Agreement (excluding in each case any disclosures set forth in the risk factors or “forward-looking statements” sections of such reports, and any other disclosures included therein to the extent they are predictive or forward-looking in nature).

(xxx) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(yyy) “Series A Period” has the meaning set forth in Section 4.1.

(zzz) “Series A Preferred Stock” has the meaning set forth in Section 1.1(b).

(aaaa) “Series A Protective Provisions” means the matters set forth in Section 8(c) of the Certificate of Designations.

(bbbb) “Series A Redemption Price” has the meaning ascribed to such term in the Certificate of Designations.

(cccc) “Series A Requisite Majority” means the holders of at least a majority of the then-outstanding Shares.

(dddd) “Shares” has the meaning set forth in Section 1.1(b).

(eeee) “Significant Subsidiary” means each Subsidiary of the Company that is a “significant subsidiary” (as defined in Rule 1-02(w) of the SEC’s Regulation S-X).

(ffff) “Special Event of Noncompliance” has the meaning ascribed to such term in the Certificate of Designations.

(gggg) “Stock Plans” has the meaning set forth in Section 2.2(b).

(hhhh) “Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding shares having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time equity interests of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly beneficially owned or Controlled by such Person.

(iiii) “Third-Party Claim” has the meaning set forth in Section 6.5.

(jjjj) “Termination Date” has the meaning set forth in Section 7.1(b).

(kkkk) “Transaction Agreements” means this Agreement, the Investors Rights Agreement, the Certificate of Designations, the Warrant, and any other instruments or documents entered into in connection herewith and therewith.

(llll) “Transaction Expenses” has the meaning set forth in Section 8.8.

(mmmm) “Warrant” means the warrant issued to the Purchasers by the Company, dated as of the date of the Closing, in the form of Exhibit D attached to this Agreement.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers, except as (1) disclosed in the SEC Documents, and (2) in the corresponding sections or subsections of the disclosure schedule attached as Exhibit E to this Agreement (the “Disclosure Schedule”) (provided that the Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections), which exceptions shall be deemed to be part of the representations and warranties made hereunder, as of the date hereof and the Closing Date, as follows:

For purposes of these representations and warranties (other than those in Sections 2.1, 2.2, 2.3, 2.4, 2.5, and 2.6), the term “the Company” shall include any Subsidiaries of the Company, unless otherwise noted herein.

2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have, individually or in the aggregate, a Material Adverse Effect.

2.2 Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Closing, of:

(i) 100,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), 37,278,894 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii) 5,500,000 shares of undesignated preferred stock, $0.01 par value per share (the “Preferred Stock”), none of which are issued and outstanding.

(b) The Company has reserved (i) 11,821,685 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its Amended and Restated 2015 Stock Option and Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Current Stock Plan”) and (ii) 1,068,658 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2008 Stock Option and Grant Plan that is now terminated (collectively, the “Stock Plans”). Of such reserved shares of Common Stock pursuant to the Stock Plans, 2,465,282 shares are to be issued upon exercise of outstanding options, warrants and rights or the settlement of unvested restricted stock units or performance-based restricted stock units, and 7,051,227 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Current Stock Plan.

(c) Except as set forth in the Certificate of Designations, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(d) (A) Except for the rights provided in Article VII (Preemptive Rights) and Article II (Registration Rights) of the Investors Rights Agreement, and Section 4 (Preemptive Rights) and Section 2 (Registration Rights) of the Existing Investor Rights Agreement, none of the Company’s or any of its Subsidiaries’ capital stock is subject to preemptive rights or any other similar rights or restrictions or liens suffered or permitted by the Company or any Subsidiary; (B) except as provided in the Existing Investor Rights Agreement and the Investor Rights Agreement, there are no contracts under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act ; (C) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (D) there are no securities or instruments or capital stock containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares; (E) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (F) there are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which they are bound relating to the voting of any shares, interests or capital stock of the Company or any of its Subsidiaries.

(e) The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

(f) To the knowledge of the Company, any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

2.3 Subsidiaries. The Company has no Significant Subsidiaries except as set forth on Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Form 10-K”) and the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. The Company is the record and beneficial owner of one hundred percent (100%) of the equity interests of each Subsidiary of the Company, in each case, free and clear of any and all liens (other than restrictions imposed by applicable federal and state securities laws applicable to unregistered securities generally). The Company is not a participant in any joint venture, partnership or similar arrangement. Each Significant Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate or limited liability company power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company and each of its Significant Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.4 Authorization. The Company has full power and authority to enter into the Transaction Agreements. All corporate action required to be taken by the Board of Directors and the Company’s stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Warrant, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5 Valid Issuance of Shares.

(a) The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchasers. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Section 2.6, the Shares will be issued in compliance with all applicable federal and state securities laws. As of the Closing, the Company will have reserved from its duly authorized capital stock the maximum number of shares of Common Stock authorized under its Certificate of Incorporation that are available after giving effect to shares of Common Stock reserved for issuance or issuable upon the exercise of the Warrants. Upon the issuance of Common Stock following an exercise of the Warrants in accordance with the Warrants, such Common Stock, when issued, will be validly issued, fully paid and non-assessable and free and clear of all liens, with the holders thereof being entitled to all rights accorded to a holder of Common Stock.

(b) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

2.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Designations, which will have been filed as of the Closing, (ii) filings pursuant to applicable state securities laws, which have been made or will be made in a timely manner or (iii) that may be required under the HSR Act.

2.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; (ii) to the Company’s knowledge, that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, its directors or the Key Employees is a party to or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or the Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8 Intellectual Property.

(a) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own or possess sufficient rights to use all Intellectual Property Rights used in or necessary for the conduct of their respective businesses as currently conducted. To the Company’s knowledge, the conduct of the respective businesses of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third Person, and to the Company’s knowledge, no third Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(b) The Company or its applicable Subsidiary has obtained from all current and former employees and contractors who have created or developed any material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries, written, valid and enforceable present assignments of all such Intellectual Property Rights. There has been no security breach, or unauthorized access to or use, of any IT Systems, or any information or data stored thereon, that has resulted in, or is reasonably likely to result in, material liability to the Company or any of its Subsidiaries.

2.9 Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Certificate of Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, except, in the case of sub-clauses (ii) through (v), the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10 Agreements; Actions.

(a) Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

(b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000,000 or in excess of $20,000,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (b) and (c) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person except for parent guarantees on behalf of certain wholly-owned Company Subsidiaries entered into in the ordinary course of business and consistent with past practice of the Company.

2.11 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses, domestic partners or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. There have not been any transactions or contracts or series of related transactions or contracts required to be disclosed under Item 404 of Regulation S-K under the 1934 Act.

2.12 Rights of Registration and Voting Rights. Except as provided in the Investors Rights Agreement and the Existing Investor Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13 Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets or their mortgagors. The Company does not own any real property.

2.14 SEC Documents; Financial Statements. Since December 31, 2020, the Company has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the 1934 Act or the Securities Act (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the SEC Documents. Prior to the date hereof, the Company has delivered or has made available to the Purchasers true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act, the rules and regulations of the SEC promulgated thereunder and the rules and regulations of the Nasdaq Stock Market (“NASDAQ”), in each case, applicable to the SEC Documents, and none of the SEC Documents contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the 1934 Act. There are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the Company’s knowledge, no SEC Document is the subject of ongoing SEC review or outstanding SEC investigation. As of their respective dates, the audited and unaudited financial statements of the Company included in the SEC Documents (including, in each case, the notes thereto, the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The Company is not currently contemplating to amend or restate any of the Financial Statements (including any notes or any letter of the independent accountants of the Company with respect thereto), nor, to the Company’s knowledge, do there exist any facts or circumstances which would require the Company to amend or restate any of the Financial Statements, in each case, in order for any of the Financial Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the Financial Statements or that there is any need for the Company to amend or restate any of the Financial Statements.

2.15 Internal Accounting and Disclosure Controls. The Company and each of its Subsidiaries maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the 1934 Act) that are effective to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of financial statements of the Company and its Subsidiaries for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) transactions are recorded as necessary to permit preparation of financial statements and (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Neither the Company nor any of its Subsidiaries has received any notice or correspondence from any accountants, governmental entities or other Person relating to (x) any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company or any of its Subsidiaries or (y) any fraud, whether or not material, that involves (or involved) the management or other employees of the Company or its Subsidiaries who have (or had) a significant role in the Company’s or its Subsidiaries’ internal controls.

2.16 Changes . Since December 31, 2020, there has not been:

(a) any Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would be material to the Company and its Subsidiaries, taken as a whole;

(c) any waiver or compromise by the Company of any right or of a debt owed to it, that would be material to the Company and its Subsidiaries, taken as a whole; or

(d) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its properties or assets, that would be material to the Company and its Subsidiaries, taken as a whole, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.

2.17 No Undisclosed Events, Liabilities, Developments or Circumstances. Except with respect to the transactions contemplated by the Transaction Agreements, no event, liability, obligation, development or circumstance (whether absolute, accrued, contingent, fixed or otherwise) has occurred or existed, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

2.18 Employee Matters.

(a) To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b) The Company is not delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state, federal and foreign equal employment opportunity laws and with all other applicable state, federal and foreign laws related to employment, including but not limited to those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby (either alone or in combination with another event) will (i) constitute a “change in control” or “change of control” or any similar term under any Company Plan, (ii) result in any payment becoming due to any current or former employee, director, officer or independent contractor of the Company, (iii) increase the amount of any compensation or benefits due under any Company Plan, (iv) result in the acceleration of the time of payment, vesting or funding under any Company Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan.

(d) To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company.

(e) The Company has not made any representations regarding equity incentives or compensation to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board of Directors and provided to the Purchasers.

(f) The Company has made all required contributions and has no liability to any Company Plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such Company Plan. Neither the Company nor any ERISA Affiliate has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 or 302 of the Code or Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(g) To the Company’s knowledge, none of the Key Employees or directors of the Company has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement, in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended or vacated.

(h) Other than as disclosed on Section 2.18(h) of the Disclosure Schedule, no labor union, collective bargaining organization or labor representative has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened.

(i) Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment or termination of employment.

2.19 Tax Returns and Payments. Except as would not reasonably be expected to result in a material liability to the Company, (a) there are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid, (b) there are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed, (c) there have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency, (d) the Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it, all such returns are true, correct and complete in all respects and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.20 Employee Agreements. Each Key Employee and any other current or former employee, consultant or officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms made available to the counsel for the Purchasers (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each current and former Key Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms made available to counsel for the Purchasers prior to the date hereof. Each current and former Key Employee that is a consultant to the Company has entered into a Consulting Agreement, substantially in the form previously provided or made available to the Purchasers prior to the date hereof. The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Section 2.20.

2.21 Permits. The Company has all material franchises, permits, registrations, licenses and any similar authority necessary for the conduct of its business. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision under any of such franchises, permits, registrations, licenses or other similar authority, and the Company is not the subject of any pending or, to the Knowledge of the Company, threatened action by a governmental authority seeking the cancellation, revocation, suspension, termination, modification or impairment of any such franchises, permits, registrations, licenses or other similar authority.

2.22 83(b) Elections. To the Company’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of the Company’s Common Stock.

2.23 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

2.24 Environmental and Safety Laws. Except as has not and would not reasonably be expected to result in a material liability to the Company, and to the Company’s knowledge, (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or, to the Company’s knowledge, threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each, a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments. For purposes of this Section 2.24, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.25 Data Privacy. In connection with its collection, storage, transfer (including any transfer across borders), processing and/or use of any personally identifiable information (including medical or health information) from any individuals, including, any customers, prospective customers, employees and/or other third Persons or any other information that could reasonably be used to identify an individual, household, browser or device (collectively, “Personal Information”), the Company is and has been in compliance in all material respects with all applicable laws, regulations, directives, and industry standards and practices, the Company’s privacy policies and the requirements of any contract or code of conduct to which the Company is a party or to which it is subject (the “Privacy Requirements”). The Company has implemented commercially reasonable physical, technical, organizational and administrative security measures and policies to protect all Personal Information collected, used or otherwise processed by it or on its behalf (a) from and against unauthorized access, use or disclosure; and (b) against any anticipated threats or hazards to the security or integrity of such Personal Information, and such measures and policies include access controls, device management, encryption, log-in monitoring, audit controls, password management, physical security and environmental controls, business continuity or disaster recovery and security plans. The Company has required and currently requires all third Persons to whom they disclose any such Personal Information to use reasonable measures to maintain the privacy and security of such Personal Information. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft, breach of security, and notification. The Company has not received any written complaint or notice of any claims alleging, or been charged with, the violation of any Privacy Requirements. There have been no material breaches, security incidents, misuse of, or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or collected, used or otherwise processed by or on behalf of the Company, and the Company has not provided or been required to provide any notices to any Person in connection with any misuse of, or unauthorized access to or disclosure, of Personal Information.

2.26 Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

2.27 Insurance. The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company, with extended coverage, which, to the Company’s knowledge, would be sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.28 Anti-Bribery/Anti-Corruption Laws and Sanctions. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or agents:

(a) have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate,(ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person;

(b) have made or authorized any bribe, improper rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable law, rule or regulation (including, without limitation, the FCPA, the UK Bribery Act, anti-bribery legislation promulgated by the European Union and implemented by its members states, and legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions) (collectively, “Anti-Bribery Laws”), or otherwise violated Anti-Bribery Laws;

(c) have violated any applicable trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by governmental bodies with regulatory authority over the Company and its Subsidiaries (including, without limitation, the U.S. Department of Treasury, Office of Foreign Assets Control and Her Majesty’s Treasury) (collectively, “Sanctions”);

(d) are a person or entity that is (i) the target of Sanctions; (ii) located in, normally resident in, or organized under the laws of a country or territory which is subject to country- or territory-wide Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, or the Crimea region); or (iii) majority-owned or controlled by any of the forgoing; or

(e) are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action by a governmental authority related to Anti-Bribery Laws or Sanctions.

2.29 No Integrated Offering. Neither the Company, its Subsidiaries nor, to the Company’s knowledge, any of its or their Affiliates or Representatives, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security, or solicited any offers to buy any security, in each case, under circumstances that would require registration of the issuance of any of the Shares under the Securities Act, whether through integration with prior offerings or otherwise, or caused the offering of the Shares pursuant to the Transaction Agreements to require approval of the stockholders of the Company for purposes of the Securities Act or under any applicable stockholder approval provisions, including under the rules and regulations of NASDAQ. Neither the Company, its Subsidiaries, nor, to the Company’s knowledge, its or their Affiliates, Representatives nor any Person acting on their behalf will take any action or steps that would require registration of the issuance of any of the Securities under the Securities Act or cause the offering of any of the Shares pursuant to the Transaction Agreements to be integrated with other offerings of securities of the Company.

2.30 Sarbanes-Oxley Act. The Company and each Subsidiary is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder.

2.31 Customers and Suppliers. (i) Neither the Company nor any of its Subsidiaries is engaged in a material dispute or is in material breach or material default under any contract with any customer whose purchases from the Company or any of its Subsidiaries exceeded 5% of the consolidated net sales of the Company or suppliers of the Company or any of its Subsidiaries that represented greater than 5% of the cash cost of goods sold by the Company or any of its Subsidiaries, as applicable, in each case, during the fiscal year ended December 31, 2020, (ii) there has been no material adverse change in the business relationships of the Company or any of its Subsidiaries with any such customer or supplier, as applicable, since December 31, 2020, and (iii) no such customer or supplier has, to the Company’s knowledge, threatened any material modification or change in the business relationship with the Company or any of its Subsidiaries.

2.32 Application of Takeover Protections; Rights Agreement. The Company and its Board of Directors have taken all necessary actions, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement), stockholder rights plan or other similar anti-takeover provision under any of the Certificate of Incorporation and Bylaws or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to any Purchasers as a result of the transactions contemplated by the Transaction Agreements, including the Company’s issuance of the Shares and ownership by Purchasers of the Shares. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company or any of its Subsidiaries.

2.33 Disclosure of Information. The Company understands and confirms that the Purchasers will and are entitled to rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Purchasers regarding the Company and its Subsidiaries, their businesses and the transactions contemplated by the Transaction Agreements, including the schedules and exhibits to this Agreement, furnished by or on behalf of the Company or any of its Subsidiaries, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred and no information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, operations (including results thereof) or conditions (financial or otherwise), which, under applicable Law, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed. All financial projections and forecasts that have been prepared by or on behalf of the Company or any of its Subsidiaries and made available to the Purchasers have been prepared in good faith based upon reasonable assumptions and represented, at the time each such financial projection or forecast was delivered to the Purchasers, the Company’s best estimate of future financial performance (it being recognized that such financial projections or forecasts are not to be viewed as facts and that the actual results during the period or periods covered by any such financial projections or forecasts may differ from the projected or forecasted results). The Company acknowledges and agrees that the Purchasers do not make and have not made any representations or warranties with respect to the transactions contemplated by the Transaction Agreements other than those specifically set forth in Section 3 of this Agreement.

3. Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, hereby represents and warrants to the Company that:

3.1 Authorization. Such Purchaser has full power and authority to enter into and consummate the Transaction Agreements to which Purchasers are a party. The Transaction Agreements to which the Purchasers is a party, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2 Purchase Entirely for Own Account. This Agreement is made with each such Purchaser in reliance upon such Purchaser’s representation to the Company that the Shares to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that it does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. Each Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such the Shares and is capable of bearing the economic risks of such investment. Each Purchaser has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information.

3.3 Disclosure of Information. Such Purchaser has had an opportunity to discuss and has discussed the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of such Purchaser to rely thereon. Each Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges such Purchaser has been provided with sufficient access for such purposes. The Purchasers acknowledge and agree that, except for the representations and warranties expressly set forth in Section 2 or in any certificate delivered by the Company pursuant to this Agreement, (i) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Purchasers as having been authorized by the Company, and (ii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Purchasers or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information are the subject of any express representation or warranty set forth in Section 2 or in any certificate delivered by the Company pursuant to this Agreement. Notwithstanding anything to the contrary, nothing in this Section 3.3 shall limit the Purchasers’ remedies with respect to claims of fraud or willful misconduct.

3.4 Restricted Securities. Such Purchaser understands that the Shares to be acquired by it have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. Such Purchaser understands that the Shares to be acquired by it are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Purchaser acknowledges that the Company has no obligation to register or qualify the Shares to be acquired by it, or the Warrants or the Common Stock issuable upon exercise of the Warrants, for resale except as set forth in the Investor Rights Agreement. Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for Shares, and on requirements relating to the Company which are outside of such Purchaser’s control.

3.5 Legends. Such Purchaser understands that the Shares to be acquired by it, the Warrant and any shares of Common Stock issuable upon exercise of the Warrants may bear one or all of the following legends:

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933”;

(b) any legend set forth in, or required by, the other Transaction Agreements; or

(c) any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

3.6 Accredited Investor. Such Purchaser and all of its equity owners are each accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.7 Sufficient Funds. The Purchasers have, and at all times at and prior to the Closing will have, in the aggregate cash in immediately available funds or uncalled and unrestricted capital commitments in excess of the Aggregate Purchase Price.

3.8 No Additional Representations. The Purchasers acknowledge that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Section 2 or in any certificate delivered by the Company pursuant to this Agreement, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Section 2 or in any certificate delivered by the Company pursuant to this Agreement, the Company makes no representation or warranty with respect to (a) any matters relating to the Company, its business, financial condition, results of operations, prospects or otherwise, (b) any projections, estimates or budgets delivered or made available to the Purchasers (or any of its Affiliates, officers, directors, employees or other representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (c) the future business and operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary, nothing in this Section 3.8 shall limit the Purchaser’s remedies with respect to claims of fraud or willful misconduct,

4. Covenants.

4.1 Maintenance of Existence. From and after the Closing until the date on which no Shares remain outstanding (the “Series A Period”), the Company shall, and shall cause each of its Significant Subsidiaries to, preserve and maintain its corporate, limited partnership or limited liability company existence, as applicable, and good standing in the jurisdiction of its incorporation or formation and qualify and remain qualified to transact business in each jurisdiction in which such qualification is required except where the failure to so qualify to transact business could not reasonably be expected to affect in any material respect the financial condition, operations, properties or business of the Company or any of its Significant Subsidiaries.

4.2 Compliance With Provisions. During the Series A Period, the Company shall comply in all respects with each provision of the Certificate of Designations and each other provision of the Certificate of Incorporation, this Agreement, and the other Transaction Agreements governing the rights, preferences, powers and privileges of the Series A Preferred Stock, including by not taking any action that would require the prior written consent of the Series A Requisite Majority under the Series A Protective Provisions without the prior written consent of the Series A Requisite Majority; provided, that, for the avoidance of doubt, no such consent shall be required with respect to the consummation of any transaction or series of related transactions, including any financing or sale of assets, securities or other property which actually results in the redemption in full of all of the then outstanding Shares at a price per share equal to the Series A Redemption Price.

4.3 Interim Operations. During the period from the date hereof until the Closing, the Company shall, and shall cause each of its Subsidiaries to, (1) operate their respective business in the ordinary course of business consistent with past practice, and (2) not take or agree to take any actions that would violate or would reasonably be expected to violate any affirmative or negative covenant set forth in the Certificate of Designations (assuming for such purposes that the Certificate of Designations were in effect from and after the date of this Agreement).

4.4 Taxes.

(a) During the Series A Period, the Company is and will remain classified as a corporation for United States federal income tax purposes.

(b) The Company shall not withhold United States federal tax from any payment (including deemed payments) made on or with respect to the Shares, unless such withholding is otherwise required by applicable law.

4.5 Notifications. During the Series A Period, the Company shall provide the Purchasers with prompt notice of the occurrence of any change, fact or condition which, to the Company’s knowledge, upon notice, lapse of time or both would result in, or would reasonably be expected to result in, a Material Adverse Effect.

4.6 Credit Agreement Payoff(a) . Within thirty (30) days of the date hereof (and in any event prior to the Closing), the Company shall (i) deliver (or cause to be delivered) a notice of the payoff of any outstanding indebtedness and all other obligations of the Company and its Subsidiaries under the Credit Agreement and the Loan Documents (as defined in the Credit Agreement) (other than obligations which expressly survive termination thereof) and a termination of commitments thereunder in accordance with and within the time periods required by the Credit Agreement (which notice may be conditioned upon the Closing to the extent permitted under the Credit Agreement) (such indebtedness, collectively, the “Credit Agreement Payoff Amount”), (ii) take all other actions required or advisable to facilitate the payment of the Credit Agreement Payoff Amount with respect to and termination of the commitments under such indebtedness and termination of all guarantees granted in connection therewith, and release and discharge of all liens securing such indebtedness, and (iii) obtain a customary payoff letter or other similar evidence in form and substance reasonably acceptable to the Purchasers (the “Credit Agreement Payoff Letter”) at least one Business Day prior to the Closing Date. The Company shall irrevocably pay off, or cause to be paid off, at or prior to the Closing on the Closing Date, the Credit Agreement Payoff Amount.

4.7 Additional Investment. Each Purchaser shall, severally and not jointly, at each such Purchaser’s sole election and discretion, purchase from the Company its pro rata share of an additional 200,000 shares of Series A Preferred Stock (based on the proportion of the shares of Series A Preferred Stock to be purchased by each such Purchaser at the Closing) for use by the Company in the event that such investment is mutually agreed upon by the Company and each such Purchaser to be desirable.

4.8 Regulatory Filings.

(a) If the Company and the Purchasers determine that a filing is required under the HSR Act with respect to (i) the Shares, (ii) the exercise of the Warrants, (iii) any exercise of the Company Draw Right, or (iv) to permit the exercise of any rights that can be exercised by the holders of the Shares following any Event of Noncompliance or Special Event of Noncompliance, then the Company and the Purchasers shall, as promptly as practicable, but in no event later than ten (10) Business Days following (A) the execution and delivery of this Agreement with respect to the Shares, (B) following notice from the Purchasers to the Company with respect to the Purchasers’ planned exercise of the Warrants, (C) following notice from the Company to the Purchasers with respect to the Company’s planned exercise of a Company Draw Right or (D) the delivery of the applicable notice of an Event of Noncompliance or Special Event of Noncompliance, as applicable, file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Act”). The Company and the Purchasers shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other antitrust regulations. The Purchasers shall be responsible for the filing fees payable in connection with the filings described in the first sentence of this Section 4.8(a).

(b) The Company and the Purchasers shall: (i) use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act, including by requesting the termination or the acceleration of any applicable waiting or review periods thereunder; (ii) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any governmental body; and (iii) comply promptly with any such inquiry or request and supply to any governmental body without undue delay any additional information requested. Neither the Company nor the Purchasers shall participate in any meeting or material discussion with any governmental body with respect of any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant governmental body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either the Purchasers or the Company, shall be limited to outside antitrust counsel only).

(c) Nothing in this Agreement, including this Section 4.8, shall require the Purchasers or any of its Affiliates, on the one hand, or the Company or any of its Subsidiaries, on the other hand to: (i) proffer to, agree to, or to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the date of this Agreement, any of its assets, or the Shares (or to consent thereto); (ii) proffer, agree to or implement any changes in (including through a licensing arrangement), or any restrictions on or other impairment of, its ability to use, own, operate or take any other actions with respect to any of its assets, the Shares or its ability to vote, transfer, receive dividends or otherwise exercise full ownership or other rights with respect to the Shares; or (iii) take any action to overturn, defend against or oppose any action by any governmental authority or regulatory body to prohibit the transactions contemplated by this Agreement or prevent, materially delay or materially impair consummation of the transactions contemplated by this Agreement.

4.9 Information and Access.

(a) Subject to applicable Law, the Company shall (and shall cause its Subsidiaries to), upon reasonable prior notice, afford the Purchasers and its Representatives reasonable access, during normal business hours, and subject to generally applicable health and safety protocols, from the date of this Agreement and continuing until the earlier of the Closing and the termination of this Agreement pursuant to Section 7, to the Company employees, agents, properties, offices and other facilities, contracts, books and records of the Company and its Subsidiaries, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Purchasers all other information and documents concerning or regarding its businesses, properties and assets and personnel as may reasonably be requested by the Purchasers or any of their Representatives; provided, however, that: (i) notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide such access or furnish such information or documents to the extent doing so would waive or jeopardize the protection of any attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened Proceedings.

(b) To the extent that any of the information or documents furnished or otherwise made available pursuant to this Section 4.9 or otherwise in accordance with the terms and conditions of this Agreement or the Confidentiality Agreement constitutes information or documents that may be subject to an attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material and information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under such privileges and protections.

(c) No access or information provided to the Purchasers or any of its Representatives or to the Company or any of its Representatives following the date of this Agreement, whether pursuant to this Section 4.9 or otherwise, shall affect or be deemed to affect, modify or waive the representations and warranties of the Parties set forth in this Agreement

4.10 Company Draw Right.

(a) General. Until the second anniversary of the Closing Date, the Purchasers hereby commit to provide the Company with an aggregate amount of $50,000,000.00 (the “Aggregate Draw Amount”) in additional equity funding (consistent with the allocation set forth on Exhibit B hereto) in exchange for Additional Equity (as defined below), on the terms and subject to the conditions set forth herein (the “Company Draw Right”). The Draw Amount shall be paid by the Purchasers in cash payable at the Draw Closing (as defined below) by wire transfer of immediately available funds to an account specified by the Company in writing at least two Business Days prior to the Draw Closing. The use of any Draw Amount shall be determined by the Board of Directors.

(b) Exercise. To exercise the Company Draw Right, the Company shall deliver a written notice (the “Draw Notice”) to the Purchasers setting forth the Company’s exercise of the Company Draw Right and the amount of equity requested thereunder (as applicable, the “Draw Amount”). The Company shall be permitted to exercise the Company Draw Right on one or more occasions (up to the Aggregate Draw Amount), provided that any Draw Amount specified in the applicable Draw Notice shall be for an amount greater than or equal to $25,000,000.00.

(c) Additional Equity. In exchange for the investment of the Draw Amount at the Draw Closing, the Purchasers shall receive Additional Equity at the Draw Closing. For purposes of this Agreement, “Additional Equity” means a number of shares of Series A Preferred Stock equal to (i) the applicable Draw Amount divided by (ii) $1,000.00. Notwithstanding anything to the contrary herein, Article III (Preemptive Rights) of the Investor Rights Agreement shall not apply with respect to the funding and issuance of the Draw Amount and Additional Equity hereunder.

(d) Draw Closing. The closing of the funding and issuance of an applicable Draw Amount and the corresponding Additional Equity contemplated hereby (a “Draw Closing”) shall take place remotely via the electronic exchange of documents and signatures, or at such other time and place as the Company and the Purchasers may agree in writing, on the third (3rd) Business Day after satisfaction or waiver of the conditions set forth below (other than those conditions that by their terms are to be satisfied at the Draw Closing, but subject to the satisfaction or waiver of those conditions); provided that in no event shall a Draw Closing occur prior to the date that is ten Business Days following the date on which the Draw Notice is delivered to the Purchasers, unless such limitation is waived by the Purchasers in writing.

(e) Conditions to Draw Closing. The obligations of the Purchasers to consummate the funding of the Draw Amount contemplated hereby at the Draw Closing shall be subject (unless waived in writing by the Purchasers) to (i) the satisfaction, prior to or at the Draw Closing, of (1) the conditions set forth in Sections 5.1(a) (Material Adverse Effect), 5.1(b) (No Legal Impediment to Issuance), 5.1(c) (Accuracy of the Representations and Warranties), 5.1(d) (Compliance with Covenants), 5.1(f) (Delivery of Closing Certificate), applying mutatis mutandis to the Company Draw Right and issuance of the Additional Equity, and (2) the receipt of any consent, approval, order or authorization of (including the expiration or earlier termination of any applicable waiting period under the HSR Act, if applicable), or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority reasonably necessary to consummate the Draw Closing, and (ii) the Purchaser’s receipt of the applicable Additional Equity at the Draw Closing.

4.11 No Alternative Financing. During the period from the date of this Agreement until the Closing, the Company shall not, and shall cause each of its Affiliates and Representatives not to:

(a) initiate, solicit, or encourage or assist any inquiries or the making of any proposal or offer concerning an Alternative Financing, including by way of furnishing or otherwise making available any information or data concerning the Company or its Subsidiaries or any assets owned (in whole or part) by the Company or its Subsidiaries;

(b) engage in, continue or otherwise participate in any discussions, communications or negotiations with any Person concerning an Alternative Financing;

(c) enter into any agreement or agreement in principle (in each case, whether written or oral) with any Person concerning an Alternative Financing; or

(d) otherwise facilitate any effort or attempt by any Person to make a proposal or offer concerning an Alternative Financing.

5. Conditions to the Obligations of the Parties.

5.1 Conditions to the Obligations of the Purchasers. The obligations of the Purchasers to consummate the purchase of the shares of Series A Preferred Stock contemplated hereby shall be subject to (unless waived in writing by the Purchasers) the satisfaction of the following conditions prior to or at the Closing:

(a) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(b) No Legal Impediment to Issuance. No applicable Law will have been enacted or made effective and no Governmental Order will have been issued, promulgated, enforced or made that serves to restrain, enjoin, make illegal or prohibit the timely consummation of the transactions contemplated by this Agreement, and no action by a Governmental Entity will have been commenced and be continuing that seeks to restrain, enjoin, make illegal or prohibit the timely consummation of the transactions contemplated by this Agreement.

(c) Accuracy of the Representations and Warranties. (i) The Company Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date) and (ii) the other representations and warranties of the Company (A) that are qualified by “materiality”, “Material Adverse Effect” or similar qualifier shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date) and (B) that are not qualified by “materiality”, “Material Adverse Effect” or similar qualifier shall be true and correct in all material respects as of the date hereof and as of the Closing as though made at and as of the Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date).

(d) Compliance with Covenants. The Company shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing.

(e) Receipt of Payoff Letter. The fully executed Credit Agreement Payoff Letter, in form and substance reasonably satisfactory to the Purchasers, shall have been delivered to the Purchasers within thirty (30) days of the date hereof and shall be in full force and effect.

(f) Delivery of the Closing Certificate. The Company shall have delivered to the Purchasers a certificate duly executed by the Chief Executive Officer of the Company certifying that the conditions set forth in clauses (a), (c) and (d) of this Section 5.1 have been fully satisfied.

(g) Other Deliverables and Actions. The Company shall have delivered or caused to be delivered and shall have taken each of the actions contemplated by Section 1.2(a).

5.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the sale of the Shares of Series A Preferred Stock contemplated hereby shall be subject to (unless waived in writing by the Company) the satisfaction of each of the following conditions prior to or at the Closing:

(a) No Legal Impediment to Issuance. No applicable Law will have been enacted or made effective and no Governmental Order will have been issued, promulgated, enforced or made that serves to restrain, enjoin, make illegal or prohibit the consummation of the transactions contemplated by this Agreement, and no action by a Governmental Authority will have been commenced and be continuing that seeks to restrain, enjoin, make illegal or prohibit the consummation of the transactions contemplated by this Agreement

(b) Accuracy of the Representations and Warranties. The representations and warranties of the Purchasers (A) that are qualified by “materiality” or similar qualifier shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date) and (B) that are not qualified by “materiality” or similar qualifier shall be true and correct in all material respects as of the date hereof and as of the Closing as though made at and as of the Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date).

(c) Compliance with Covenants. The Purchasers shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing.

(d) Delivery of the Closing Certificate. The Purchasers shall have delivered to the Company a certificate duly executed by an authorized representative of each such Purchaser certifying that the conditions set forth in clauses (b) and (c) of this Section 5.2 have been fully satisfied.

(e) Other Deliverables and Actions. The Purchasers shall have delivered or caused to be delivered and shall have taken each of the actions contemplated by Section 1.2(b).

6. Indemnification.

6.1 Indemnity by the Company. From and after the date of this Agreement, the Company (the “Company Indemnitor”) agrees to indemnify, defend and hold harmless each Purchaser and its Affiliates, agents, representatives, equity holders, directors and officers and their respective successors, assigns, heirs and personal representatives (collectively, the “Purchasers Indemnitees”) from and against and to pay Purchasers for any and all payment, cost, liability, interest, damage, disbursement, expense, loss, injury, deficiency, penalty, settlement and fees, tax, costs or expenses (including all reasonable legal, accounting and other professional fees and all reasonable expenses and costs arising from the collection, prosecution, and defense of such in connection therewith) (collectively, “Damages”), incurred or suffered by any Purchasers Indemnitee to the extent arising directly or indirectly out of any breach or violation of, or any inaccuracy in, any representation or warranty in Section 2 or by the Company in any certificate delivered pursuant to this Agreement or any covenant made by the Company in this Agreement.

6.2 Indemnity by the Purchasers. From and after the date of this Agreement, each Purchaser, severally and not jointly, (the “Purchasers Indemnitor”, and together with the Company Indemnitor, the “Indemnitors” and each an “Indemnitor”) agrees to indemnify, defend and hold the Company and its Affiliates, agents, representatives, equity holders (other than Purchasers), directors and officers and their respective successors, assigns, heirs and personal representatives (collectively, the “Company Indemnitees”, and together with the Purchasers Indemnitees, the “Indemnitees” and each an “Indemnitee”) harmless from and against and to pay the Company for any and all Damages incurred or suffered by any Company Indemnitee to the extent arising directly or indirectly out of any breach or violation of, or any inaccuracy in, any representation or warranty in Section 3 or any covenant made by such Purchaser in this Agreement.

6.3 Expiration of Representations and Warranties; Exclusive Remedy.

(a) Except in the case of fraud or willful misconduct, (i) the Company Fundamental Representations shall survive the Closing indefinitely, (ii) the representations and warranties contained in Section 4.4 (Taxes) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations, and (iii) all the representations and warranties of the Company and Purchasers contained in this Agreement and not described in clauses (i) or (ii) shall survive the Closing until the date that is eighteen (18) months following the date of the Closing. Notwithstanding the foregoing, any bona fide claims asserted in good faith with reasonably specificity (to the extent known at such time) and in writing by notice from the Indemnitees to the Indemnitor prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. All covenants and agreements made by any party in this Agreement shall survive until performed or the obligation to so perform shall have expired and any claim for indemnification for a breach of any such covenant or agreement shall survive until the expiration of the applicable statute of limitations.

(b) It is the intention of the parties to this Agreement that the survival periods set forth in Section 6.3(a) supersede any statute of limitation applicable to the representations and warranties contained in this Agreement or claim in respect thereof, except in the case of fraud or willful misconduct. Except in the case of fraud or willful misconduct, the monetary remedies set forth in this Section 6.3(b) shall provide the sole and exclusive remedies arising out of or in connection with any breach or alleged breach of any representation or warranty made herein. Each of the parties to this Agreement acknowledges that this Section 6.3 has been negotiated fully and at arm’s length and that the parties would not have entered into this Agreement but for this Section 6.3.

6.4 Limitations on Liability. Except in the case of fraud or willful misconduct, in no event shall the aggregate liability of an Indemnitor under Section 6.1 or Section 6.2, as applicable, exceed an aggregate amount equal to the amount that has been actually funded by Purchasers on the date of the Closing. The right of a Person to any remedy pursuant to this Section 6 shall not be affected by any investigation or examination conducted, or any Knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation. In no event shall any Indemnitee be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Damages” be deemed to include, lost profits or revenues (including any damages on account of lost or delayed opportunities) or punitive damages other than those required by or awarded to a third party.

6.5 Third-Party Claims. If any Indemnitee receives notice of the assertion or commencement of any action, suit, claim, arbitration, mediation or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnitee with respect to which the Indemnitor is obligated to provide indemnification under this Agreement, the Indemnitee shall give the Indemnitor prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor is materially prejudiced by reason of such failure. Such notice by the Indemnitee shall describe the Third-Party Claim in reasonable detail, and shall, to the extent reasonably practicable, include copies of material written evidence thereof and material correspondence from or to such third-party (or its representatives) related to the matter giving rise to such Third-Party Claim and shall indicate the estimated amount (which estimate shall not be conclusive of the final amount of such Third-Party Claim), if reasonably practicable, of the Damages that have been sustained by the Indemnitee.

(a) The Indemnitor and the Indemnitee shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including, granting reasonable access to the other party during normal business hours to the premises, personnel and documents or records of the Indemnitor and the Indemnitee, as applicable, at the expense of the requesting party, as may be reasonably requested for the defense and preparation of the defense of such Third-Party Claim; provided, that the requesting party shall (A) use commercially reasonable efforts to prevent the disruption of the business of the other party and its Affiliates, and (B) not request disclosure of any confidential or legally privileged information, or any personal information, other than in compliance with applicable law.

(b) Notwithstanding any other provision of this Agreement, neither the Indemnitor nor the Indemnitee shall enter into settlement or compromise of, or offer to settle or compromise, or consent to the entry of any judgment with respect to, any Third-Party Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed); provided that such consent may be withhold in Indemnitee’s sole discretion in the event such settlement or compromise of, or offer to settle or compromise, or consent to the entry of any judgment with respect to any Third-Party Claim is on a basis that would result in (A) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnitee or any of its Affiliates, (B) a finding or admission of any violation of laws or any violation of the rights of any Person by the Indemnitee or any of its Affiliates, (C) a finding or admission that would have an adverse effect on the reputation of the Indemnitee or any of its Affiliates or on any other claims made or threatened against any such Persons, (D) any monetary liability that is not paid in full by the Indemnitor or (E) any non-monetary condition or obligation being imposed on the Indemnitee or any of its Affiliates.

6.6 Direct Claims. Any claim by an Indemnitee on account of a Damage which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnitor prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor is materially prejudiced by reason of such failure. Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount (which estimate shall not be conclusive of the final amount of such Direct Claim), if reasonably practicable, of the Damages that have been sustained by the Indemnitee. The Indemnitor shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnitee shall use commercially reasonable efforts to allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall use commercially reasonable efforts to assist the Indemnitor’s investigation by providing reasonable access during normal business hours to the Indemnitee’s premises and personnel and documents or records as the Indemnitor or any of its professional advisors may reasonably request; provided, that the Indemnitor shall (i) use commercially reasonable efforts to prevent the disruption of the business of the Indemnitor and its Affiliates, and (ii) not request the Indemnitee to disclose any confidential or legally privileged information, or any personal information, other than in compliance with applicable law. If the Indemnitor does not so respond within such thirty (30)-day period, the Indemnitor shall be deemed to have rejected such Direct Claim, in which case the Indemnitee shall be free to pursue any remedies as may be available to the Indemnitee under this Agreement.

6.7 Tax Characterization.

All indemnification payments under this Section 6 shall be treated as adjustments to the applicable Purchaser’s relevant Purchase Price for all tax purposes, except as otherwise required by applicable law.

7. Termination.

7.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by mutual written consent of the Company and the Purchasers;

(b) by the Company or the Purchasers, upon written notice to the other party, if the Closing shall not have been consummated on or prior to 5:00 pm Pacific Time on the 60th day following the date of this Agreement or such later date, if any, as the Company and the Purchasers may mutually agree upon in writing (such date, the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not available to any party whose breach of any representation, warranty, covenant or other agreement contained in this Agreement is the primary cause of the failure of the Closing to occur on or prior to the Termination Date

(c) by the Company or the Purchasers, upon written notice to the other parties, if a Governmental Entity of competent jurisdiction has issued an Governmental Order or has taken any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Governmental Order or action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose breach of any representation, warranty, covenant or other agreement contained in this Agreement is the primary cause of the failure to avoid such Governmental Order or other action.

(d) by the Purchasers, upon written notice to the Company, so long as the Purchasers are not then in breach of their representations, warranties, covenants or other agreements made by the Purchasers in this Agreement and such breach would cause a condition to the Closing to not be able to be satisfied if: (A) the Company has breached any representation, warranty, covenant or other agreement made by the Company in this Agreement or such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition to the Closing to not be able to be satisfied, (B) the Purchasers shall have delivered written notice of such breach or inaccuracy to the Company and (C) such breach or inaccuracy is not cured by the Company before the earlier of (x) the twentieth (20th) Business Day after receipt of such written notice and (y) one (1) Business Day before the Termination Date; or

(e) by the Company, upon written notice to the Purchasers, so long as the Company is not then in breach of its representations, warranties, covenants or other agreements made by the Company in this Agreement and such breach would cause a condition to the Closing to not be able to be satisfied if: (A) the Purchasers have breached any representation, warranty, covenant or other agreement made by Purchasers in this Agreement or such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition to the Closing to not be able to be satisfied, (B) the Company shall have delivered written notice of such breach or inaccuracy to the Purchasers and (C) such breach or inaccuracy is not cured by the Purchasers before the earlier of (x) the twentieth (20th) Business Day after receipt of such written notice and (y) one (1) Business Day before the Termination Date.

7.2 Effect of Termination. Upon termination of this Agreement pursuant to this Section 7, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the parties; provided, this Section 7.2 and Section 8 (Miscellaneous) shall survive the termination of this Agreement; provided further that nothing set forth in this Agreement shall relieve any Party from liability for any willful or intentional breach of this Agreement.

8. Miscellaneous.

8.1 Successors and Assigns. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of the Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes; provided, further, that the Purchasers may transfer or assign their rights and obligations under this Agreement in whole or from time to time in part, to (1) one or more of their Affiliates at any time, and (2) after the Closing Date, to any Person; provided that such transfer or assignment shall not relieve the Purchasers of their obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Purchasers.

8.2 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

8.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. If notice is given to the Company, it shall be sent to TPI Composites, Inc., 8501 N. Scottsdale Road, Gainey Center II, Suite 100, Scottsdale, AZ 85253, Attention: William E. Siwek and Steven Fishbach; and a copy (which shall not constitute notice) shall also be sent to Goodwin Procter LLP, 601 Marshall Street, Redwood City, California 94063, Attention: Bradley C. Weber and Kim de Glossop. If notice is given to Purchasers, it shall be sent to c/o Oaktree Capital Management, LP, 333 S. Grand Ave., 28th Floor, Los Angeles, California 90071, Attention: Jordan Mikes, Peter Jonna, and Brook Hinchman; and a copy (which shall not constitute notice) shall also be sent to Sullivan & Cromwell LLP, 1888 Century Park East, Suite 2100, Los Angeles, California 90067, Attention: Patrick S. Brown and Rita-Anne O’Neill.

8.6 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction whose fees the other party would be required to pay. The Purchasers agree to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchasers or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchasers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.7 Further Assurances. Following the date of this Agreement, the parties to this Agreement shall cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required under applicable law with respect to the transactions contemplated by this Agreement and/or the other Transaction Agreements, including but not limited to any required notification and report forms under the HSR Act or the applicable laws of any Governmental Authority required for the transactions contemplated by this Agreement and/or the other Transaction Agreements and any concurrent offering of the Company to the Purchasers or any of its Affiliates.

8.8 Transaction Expenses. At the Closing, the Company shall pay or reimburse all reasonable and documented out-of-pocket fees, costs, and expenses (including, without limitation, reasonable fees and disbursements of counsel, reasonable consultant costs and expenses, filing and recording fees, and reasonable costs and expenses associated with business, accounting, asset, tax and legal due diligence, travel, appraisals, valuations, and audits) (the “Transaction Expenses”) incurred by or on behalf of the Purchasers, its Affiliates and Representatives (whether before, on, or after the date hereof) in connection with (i) business, accounting, asset, tax and legal due diligence, (ii) the preparation, negotiation, execution, and delivery of this Agreement, and any and all documentation for the Transaction, and (iii) the enforcement of any of the Purchasers’ rights and remedies under this Agreement, in each case irrespective of whether the Transaction is consummated (including, for the avoidance of doubt, any costs and expenses incurred in connection with the collection of the Transaction Expenses) promptly (and in any event within five (5) Business Days) following request therefor by the Purchasers.

8.9 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchasers and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.12 Entire Agreement. This Agreement (including the Exhibits hereto), the Certificate of Designations and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.13 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Each party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

8.14 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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IN WITNESS WHEREOF, the parties have executed this Series A Preferred Stock Purchase Agreement as of the date first written above.

COMPANY: TPI Composites, Inc.

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

[Signature Page to Series A Stock Purchase Agreement]

PURCHASERS:

Oaktree Power Opportunities Fund V (Delaware) Holdings, L.P.

By: Oaktree Power Opportunities Fund V GP, L.P.

Its: General Partner

By: Oaktree Power Opportunities Fund V GP, Ltd.

Its: General Partner

By: Oaktree Capital Management, L.P.

Its: Director

By:	/s/ Peter Jonna
Name: Peter Jonna
Title: Authorized Signatory

By:	/s/ Robert Wu
Name: Robert Wu
Title: Authorized Signatory

[Signature Page to Series A Stock Purchase Agreement]

Opps TPIC Holdings, LLC By: Oaktree Fund GP, LLC Its: Manager By: Oaktree Fund GP I, L.P. Its: Managing Member

By:	/s/ Brook Hinchman
Name: Brook Hinchman
Title: Authorized Signatory

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

[Signature Page to Series A Stock Purchase Agreement]

Oaktree Phoenix Investment Fund, L.P.

By: Oaktree Phoenix Investment Fund GP, L.P.

Its: General Partner

By: Oaktree Phoenix Investment Fund GP Ltd.

Its: General Partner

By: Oaktree Capital Management, L.P.

Its: Director

By:	/s/ Pavel Kaganas
Name: Pavel Kaganas
Title: Authorized Signatory

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

[Signature Page to Series A Stock Purchase Agreement]

EXHIBITS

Exhibit A -	FORM OF CERTIFICATE OF DESIGNATIONS

Exhibit B -	SCHEDULE OF PURCHASERS

Exhibit C -	FORM OF INVESTORS RIGHTS AGREEMENT

Exhibit D -	FORM OF WARRANT

Exhibit E -	DISCLOSURE SCHEDULE

EXHIBIT A

FORM OF CERTIFICATE OF DESIGNATIONS

A-1

EXHIBIT B

SCHEDULE OF PURCHASERS

Purchaser	Number of Shares	Price
Oaktree Power Opportunities Fund V (Delaware) Holdings, L.P.	131,250	$131,250,000.00
Opps TPIC Holdings, LLC	212,625	$212,625,000.00
Oaktree Phoenix Investment Fund, L.P.	6,125	$6,125,000.00

Total	350,000	$350,000,000.00

B-1

EXHIBIT C

FORM OF INVESTORS RIGHTS AGREEMENT

C-1

EXHIBIT D

FORM OF WARRANT

D-1

EXHIBIT E

DISCLOSURE SCHEDULE

[See attached.]

E-1